(DECHERT LOGO)

November 28, 2000

Ayco Series Trust
One Wall Street
Albany, New York 12205

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by Ayco Series Trust, a Delaware business trust ("Trust"), of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940 ("1940 Act") relating to an indefinite amount of authorized shares of beneficial interest, at a par value of $0.001 per share, of the initial series of the Trust, Ayco Large Cap Growth Fund I ("Fund"). The authorized shares of beneficial interest of the Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Declaration of Trust, dated August 30, 2000; the Trust's Certificate of Trust as filed with the Secretary of State of Delaware on August 30, 2000; the Trust's By-Laws; the Registration Statement filed on September 5, 2000; resolutions of the board of trustees of the Trust, dated November 28, 2000, authorizing the establishment and designation of Shares for the Fund; Pre-Effective Amendment No. 1 to the Registration Statement under the 1933 Act and Amendment No. 1 to the Registration Statement under the 1940 Act filed with the Securities and Exchange Commission on November 28, 2000; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. Ayco Series Trust is a Delaware business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by Ayco Series Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

This letter expresses our opinion as to the Delaware Business Trust Act governing matters such as the due organization of Ayco Series Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert under the caption "Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.

Very truly yours,

DECHERT